UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2011

MANAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01    Other Events.

On May 6, 2011, we completed a public offering of units pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-1 in the United States and a long form prospectus filed in all of the Provinces of Canada except Quebec. In the offering, we sold a total of 44,450,500 units at a price of U.S.$0.50 per unit for aggregate gross proceeds of U.S.$22,225,250. Each unit consisted of one share of common stock in the capital of our company and one common share purchase warrant and each common share purchase warrant entitles the purchaser to purchase one additional share of common stock until May 6, 2014 at a purchase price of U.S.$0.70 per share.

Raymond James Ltd. acted as agent in the offering. As consideration for its assistance, we paid to Raymond James a cash commission equal to 6.75% of the gross proceeds of the offering and reimbursed Raymond James for expenses. In addition, we issued to Raymond James agents’ warrants that entitle Raymond James to purchase up to 1,333,515 shares of our common stock at a purchase price of U.S.$0.60 until May 6, 2013.

Concurrently with the completion of the offering, we have been listed as a Tier 2 Oil and Gas issuer on the TSX Venture Exchange in Canada. Shares of our common stock will trade on the TSX Venture Exchange under the symbol “MNP” and the common share purchase warrants issued in the offering will trade on the TSX Venture Exhange under the symbol “MNP.WT”. We will retain our current listing on the OTC Bulletin Board but the common share purchase warrants will trade only on the TSX Venture Exchange.

A copy of our news release dated May 6, 2011 is furnished herewith.

Item 9.01    Financial Statements and Exhibits.

(d)                     Exhibits

1.1	Agency Agreement dated May 2, 2011 with Raymond James Ltd.

4.1	Warrant Indenture dated May 6, 2011 with Equity Financial Trust Company

10.1	Escrow Agreement dated May 3, 2011 with Equity Financial Trust Company and our officers and directors

99.1	News release dated May 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Date: May 6, 2011